Exhibit 99.1

Basin Water Sells Rights to Southern California Water Conveyance Assets to Empire Water Corporation

Deal Structure Provides Shares in Acquirer and Treatment System Sale While Providing Opportunity for Development of Assets

RANCHO CUCAMONGA, Calif.—(BUSINESS WIRE)—Dec. 28, 2007—Basin Water Inc. (NASDAQ:BWTR), announced that it has completed a transaction with Empire Water Corporation (Nevada) to sell the rights its wholly-owned subsidiary acquired to Southern California water conveyance assets in May 2007 of this year. The right to purchase these assets was owned by Basin Water Resources, Inc. — a wholly-owned subsidiary of Basin Water, Inc. These assets include an 18-mile water conveyance canal, rights to pump water from the San Bernardino County Basin and other equipment, tangible and intangible property that were held by the West Riverside Canal Company and the West Riverside 350 Inch Company. As compensation, Basin Water Resources received 6 million shares of Empire Water Corporation at the first closing. It will receive an additional 6 million shares at a second closing to occur before June 30, 2008. These shares will be subject to a one-year lockup. As a second part of the transaction, Empire Water purchased a 1000 gallon per minute (gpm) nitrate removal system from Basin Water that will be held in inventory until it is deployed at a later date.

Peter L. Jensen, Chairman and CEO of Basin Water, commented “We are very pleased to complete this transaction. This will allow the shareholders of Basin Water to own a major stake in an exciting water resource company based in Southern California. Long-term drought combined with a growing population will continue to increase the value of sustainable water resources in the Western United States. Empire will be able to capitalize on this demand with its ability to both produce and convey water across a major portion of the Inland Empire of Southern California,” he said. “At the same time, with the sale of this first nitrate removal system and the opportunity to deliver more units as the business of Empire Water grows, we are developing a new customer and strengthening our core business,” he added.

Formerly known as Cascade Coaching Corp., Empire Water Corporation was recently renamed in anticipation of this transaction with Basin Water. Empire Water is currently listed on the OTC bulletin board. The company has retained financial services and investment banking firm Canaccord Adams to raise up to $20 million to fund the purchase and development of the canal project. In order to fund the immediate purchase of the canal before year-end, when the options were to expire, the funds are being raised in two tranches. The first tranche raised approximately $3.75 million at $1.25 per share (plus equivalent warrant coverage) at the first closing, with another $250,000 expected to be raised shortly after the first closing. The second stage is expected to raise the balance and to close before June 30, 2008.

The assets that form the basis for this transaction come from two of the oldest water companies in California. The West Riverside Canal Company was formed in 1886 and owned an 18-mile-long canal that has historically been used to transport water for agricultural and other non-potable water applications. The canal crosses several of the largest groundwater basins in Southern California. The West Riverside 350 Inch Water Company was formed in 1891 and had historic water rights in the Riverside Basin of approximately 960 million gallons per year. It operated two wells and a pipeline distribution system producing approximately 150 million gallons per year of non-potable water. Future development of the canal assets offers Basin Water a platform to compete for service opportunities to treat impaired groundwater to increase the volume of water available for conveyance and sale by Empire Water.

About Basin Water

Basin Water, Inc. is a provider of reliable, long-term process solutions for a range of clients, which includes designing, building and implementing systems for the treatment of contaminated groundwater for drinking or other uses, the treatment of wastewater, waste reduction and resource recovery. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system, along with a host of other treatment technologies designed to meet customer needs in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, the company’s ability to identify and consummate other acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members and the company’s ability to manage its capital to meet future liquidity needs and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT: Basin Water, Inc.
Michael M. Stark, President & COO, 909-481-6800
www.basinwater.com

SOURCE: Basin Water, Inc.